SARNA & COMPANY

Certified
Public
Accountants

3195 Old Conejo Road
Thousand Oaks California 91320
Phone: 805 371-8900
Fax: 805 379-0140
Email: info@sarnacpa.com

October 21, 2013

U.S. Securities and Exchange Commission
SEC Headquarters
100 F Street, NE
Washington, DC 20549

Sarna & Company, Certified Public Accountants concurs with Form 8-K dated October 21, 2013 of HPEV, Inc.

Sarna & Company
Certified Public Accountants